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                                                                                             Exhibit 12.1

                                         THOUSAND TRAILS, INC.
                                   STATEMENT OF COMPUTATION OF RATIO
                                     OF EARNINGS TO FIXED CHARGES
                                         (Dollars in Thousands)

                                              Year Ended  Year Ended  Year Ended   Year Ended  Year Ended
                                              30-Jun-97    30-Jun-96   30-Jun-95   30-Jun-94   30-Jun-93
                                             -------------------------------------------------------------
                                                          (Restated)  (Restated)   (Restated)  (Restated)
Earnings:
   Income (loss) before taxes                    $7,169      $1,150    ($11,573)     ($4,992)   ($7,854)
   Plus:
     Interest expense                             5,551      13,128      15,900       17,310     18,403
     Amortization of debt dsct, defd gain,
        DICosts                                   1,770       4,565       5,060        4,136      3,846
      Interest portion of rental expense (a)        294         319         386          450        503

                                           =============================================================
Total Earnings (Loss)                           $14,784     $19,162      $9,773      $16,904    $14,898
                                           =============================================================

Fixed Charges:
    Interest costs (both expensed and
      capitalized)                               $5,551     $13,128     $15,900      $17,310    $18,403
   Amortization of debt discount                  1,770       4,565       5,060        4,136      3,846
   Interest portion of rental expense               294         319         386          450        503

                                           =============================================================
Total Fixed Charges                              $7,615     $18,012     $21,346      $21,896    $22,752
                                           =============================================================

Earnings to Fixed Charges Ratio                  1.94:1      1.06:1      0.46:1       0.77:1     0.65:1
                                           =============================================================
Deficiency                                      ($7,169)    ($1,150)    $11,573       $4,992     $7,854
                                           =============================================================

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(a) One-third of rental expense relating to
operating leases has been designated as the interest portion therof. Management believes this is a reasonable approximation of the interest factor.